Exhibit 10.4

Paul S. Weiner

16 Mayo Road

Wellesley, MA 02482

Dear Mr. Weiner:

Reference is made to your employment agreement with Palomar Medical Technologies, Inc. (the “Company”) dated July 1, 2001, as amended by amendments dated May 19, 2010 and May 15, 2012 (together, the “Employment Agreement”).

As you know, in connection with the proposed merger of the Company and Cynosure, Inc., the Company has informed you that your employment is expected to end on the Effective Date, subject to and conditioned on the consummation of the Merger. (Terms not defined in this letter shall have the meanings given to them in the Agreement and Plan of Merger (as the same may be amended from time to time) entered into between the Company, Cynosure, Inc. and its merger subsidiary or under the Employment Agreement, as applicable.)

This will confirm that your termination of employment will be treated as a termination of employment by the Company within one year of a Change in Control for purposes of Section 10(c) of your Employment Agreement. For tax purposes, those portions of your Employment Agreement that provide you with the right to receive nonqualified deferred compensation for purposes of Section 409A of the Code and pay out any nonqualified deferred compensation will be terminated as described below. The termination of such portions of the Employment Agreement are intended to comply with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) which permits termination of deferred compensation arrangements but only if, among other things, all payments are made within one year of the change in control. Accordingly, the Company agrees with you as follows, subject to and conditioned on consummation of the Merger and your subsequent termination of employment:

1. In order to complete all payments of nonqualified deferred compensation as defined for purposes of Section 409A of the Code in the one-year period following the Merger, the first paragraph of Section 10(c) of the Employment Agreement is amended in its entirety to read as follows:

“Subject to Section 30, the Company shall pay Executive, in a lump sum payment no later than ten (10) days after the Effective Time of the Merger, the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be made in case of termination by death), (B) the amount equal to three (3x) times Executive’s Annual Compensation , and (C) the cost to Executive of obtaining for the two (2)-year period following the Effective Date substantially similar benefits to the benefits and perquisites Executive would receive under Section 5 (with such cost determined on an after-tax basis (assuming the highest applicable marginal tax rates) to the extent that the Executive would have been able to receive the benefit from the Company without being taxable).”

2. Section 16(a) of the Employment Agreement is amended by replacing the words “lasers for use in medical or cosmetic procedures” with the words “lasers and other light sources for use in cosmetic procedures”.

3. The Company hereby covenants that the termination of the Employment Agreement under Section 10(c), as amended, and is intended to comply with, and does comply with the provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) and that such parties will take all efforts to ensure that the requirements of such Treasury Regulation continue to be satisfied after the date hereof. If, notwithstanding the foregoing, any payment made or to be made under the Employment Agreement, as amended, that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code (the “Payments”) is determined to be subject to the tax imposed by Section 409A(a)(1)(B) or any interest or penalties with respect to such taxes (such taxes, together with any such interest and penalties, are collectively referred to as the “Section 409A Tax”), then upon an Internal Revenue Service or applicable State or local revenue authority determination of such Section 409A Tax, the Company will promptly pay to the Executive an additional amount (a “Gross-Up Payment”) such that the net amount the Executive retains after paying any applicable Section 409A Tax and any federal, state or local income or FICA taxes on such Gross-Up Payment (“Gross-Up Payment Taxes”) shall be equal to the amount the Executive would have received if the Section 409A Tax had not been assessed. All determinations of the Gross-Up Payment, if any, will be made by tax counsel or other tax advisers designated by or acceptable to the Executive. For purposes of determining the amount of the Gross-Up Payment Taxes, if any, the Executive will be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. Any Gross-Up Payment will be made no later than 30 days before such tax is payable by the Executive to the Internal Revenue Service, provided that the Company shall not be required to make any Gross-Up Payment upon less than 5 business days written notice of the assessment of the Section 409A tax. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company must make another Gross-Up Payment with respect to such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten (10) calendar days immediately following the date that the amount of such excess is finally determined, provided that the Company shall not be required to make any such additional Gross-Up Payment upon less than 5 business days written notice of such final determination. The Company and the Executive must each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments.

3. The following shall be added as a new subsection (d) to Section 30 of the Employment Agreement, as amended:

“(d) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.”

4. Except as amended hereby, the Employment Agreement shall remain in full force and effect. Specifically, notwithstanding the termination of your employment with the Company and the termination of portions of your Employment Agreement relating to nonqualified deferred compensation, nothing in this letter shall be construed to alter the rights and obligations of the parties under Sections 12 through 30 of the Employment Agreement.

5. The amendments made by this letter agreement are subject to the consummation of the Merger and shall become effective as of the Effective Time of the Merger. For avoidance of doubt, if the Merger is not consummated within the time period specified within the Merger Agreement, the Agreement shall remain in full force and effect.

By execution of this letter, you hereby acknowledge and accept the foregoing.

Very truly yours,

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By	/s/ Joseph P. Caruso
	Name:	Joseph P. Caruso
	Title:	Chief Executive Officer

EXECUTIVE

/s/ Paul S. Weiner
Paul S. Weiner

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